UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     March 9, 2006

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 14, 2006, the Company issued a press release regarding required revisions to its previously announced 2005 earnings. That press release is included as an Exhibit 99.1 to this filing.

See "Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review" below.

Item 2.06	Material Impairments.

The Company does not believe the impairment discussed in Item 4.02(a) below represents a material impairment.

See "Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review" below.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Item 4.02(a)

On March 9, 2006, the Company announced to the Audit Committee of the Board of Directors, the need to restate prior period financial statements as contained in the Annual Report on Form 10-K for the year ended December 31, 2004, and revise its 2005 earnings as reported on Form 8-K filed on February 27, 2006. The restatement is expected to decrease 2002 earnings by $0.8 million after-tax due to the investment impairment described below, but will not impact 2004 or 2003 earnings. Previously announced 2005 earnings are expected to increase by $0.8 million after-tax.

In the fourth quarter of 2005, the Company's subsidiary Eversant impaired its remaining $1.4 million investment in The Home Service Store, Inc. ("HSS"), resulting in a $0.8 million after-tax charge to earnings. Eversant determined that its investment was impaired based on HSS's current financial information and slower-than-expected growth experience. Based on further review and analysis it was determined that the impairment should have been recorded in 2002.

The restatement will also include: 1) correcting certain misclassifications on the 2004 consolidated balance sheet, including $10.8 million of long-term debt to short-term, approximately $3.0 million of deferred income taxes from long-term to short-term, and other minor misclassifications; and 2) correcting the consolidated statements of cash flows to reflect the items discussed above and to correct misclassification of available for sale securities within the investing section in 2004 and 2003. The Company has determined that these balance sheet reclassifications did not impact its debt covenants.

On March 9, 2006, the Company also reported to the Audit Committee their conclusions that there is a material weakness in the Company's internal controls over financial reporting.  The material weakness stems from the treatment of nonrecurring transactions, certain balance sheet classifications, and preparation and review of account reconciliations as described above. As a result of the restatements and material weakness, the Company is taking appropriate action to address this material weakness in the first quarter of 2006.

As discussed above, the Company's management and Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with its independent registered public accountants, Deloitte & Touche LLP. The Audit Committee concurred with the conclusions regarding the material weakness and the need to restate its prior year financial statements.

The Annual Report on Form 10-K that the Company will file with the Securities and Exchange Commission with respect to its fiscal year ended December 31, 2005 will include a more detailed description of the restatements and material weakness.

See the Company's March 14, 2006 press release included as Exhibit 99.1 to this filing.

Item 4.02(b) and (c) inapplicable.

Item 8.01	Other Events.

As a result of the restatement and material weakness determination, the company plans to reissue its 2005 earnings and file its Annual Report on Form 10-K on March 31, 2006. The Company has also decided to extend its tender offer to repurchase up to 2,250,000 shares in a reverse Dutch auction until 5:00 p.m., New York City time, on April 5, 2006. Shareholders may tender to sell their stock or withdraw previously tendered shares of stock until that time.

See "Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review" above and the Company's March 14, 2006 press release included as Exhibit 99.1 to this filing.

Item 9.01 Financial Statements and Exhibits.

      (d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Central Vermont's news release dated March 14, 2006.
SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Edmund F. Ryan Edmund F. Ryan Acting Chief Financial Officer and Treasurer

March 14, 2006